Exhibit 99

MATRIX SERVICE COMPANY REPORTS FISCAL YEAR 2026 FOURTH QUARTER AND FULL-YEAR RESULTS

HOUSTON, TX – September 2, 2026 – Matrix Service Company (Nasdaq: MTRX, "Matrix" or "the Company"), a leading heavy industrial contractor that engineers, constructs, and maintains critical energy, power, and industrial infrastructure, today announced financial results for the fourth quarter of fiscal 2026 ended June 30, 2026.

FOURTH QUARTER FISCAL 2026 HIGHLIGHTS
(all comparisons versus the prior year period unless otherwise noted)

•Revenue of $244.5 million versus $216.4 million; highest quarterly revenue in six years
•Net income of $1.1 million, or $0.04 per share versus net loss of $(11.3) million or $(0.40) per share
•Adjusted net income(1) of $4.6 million, or $0.16 per share versus adjusted net loss of $(7.8) million, or $(0.28) loss per share; second consecutive quarter of profitability
•Adjusted EBITDA(1) of $6.3 million versus $(4.8) million
•Liquidity(2) at June 30, 2026 of $283.9 million with no outstanding debt
•Total backlog of $953.2 million, with awards of $169.0 million

FULL-YEAR FISCAL 2026 RESULTS
(all comparisons versus the prior year period unless otherwise noted)

•Revenue of $873.6 million versus $769.3 million
•Net loss per share of $(0.09) versus $(1.06); adjusted net income (loss) per share of $0.26 versus $(0.93)
•Adjusted EBITDA of $16.0 million versus $(12.9) million

(1) Adjusted net income and adjusted net income per diluted share are non-GAAP financial measures which exclude restructuring expense, Adjusted EBITDA is a non-GAAP financial measure which excludes interest expense, interest income, income taxes, depreciation and amortization expense, restructuring expense, and stock-based compensation. See the Non-GAAP Financial Measures section included at the end of this release for a reconciliation to net income and net income per share.
(2) Liquidity includes unrestricted cash, cash equivalents and borrowing availability under a $90 million ABL facility maturing in September 2029

MANAGEMENT COMMENTARY

“Our fourth quarter results reflect the continued execution of our WIN, EXECUTE, DELIVER strategy. The combination of strong project execution, a more efficient cost structure, and a disciplined focus on the initiatives that matter most resulted in our second consecutive quarter of profitable growth," stated Shawn P. Payne, President and Chief Executive Officer. "Revenue grew 13% year over year as our teams converted backlog into higher volumes, led by specialty storage activity in our Storage and Terminal Solutions segment and continued strong execution in Utility and Power Infrastructure. At the same time, the leaner organizational structure we have built over the past 18 months has meaningfully reduced our fixed overhead costs, while enabling us to support a higher base of revenue with improved efficiency. We enter fiscal 2027 with a debt-free balance sheet and substantial liquidity to support our growth objectives in this next chapter.

“Matrix is focused on high-value opportunities, prioritizing backlog growth across our targeted end-markets,” continued Payne. “We secured nearly $170 million of project awards in the fourth quarter, including a major mining construction project in the western United States. This project, which supported a book-to-bill ratio of 3.2x in our Process and Industrial Facilities during the fourth quarter, expands our position in the non-ferrous mining and critical minerals market, broadens the range of end markets served by our engineering and construction capabilities, and represents an important new client relationship that we expect to expand over time.

"Fiscal 2026 was a pivotal year for Matrix," concluded Payne. "Our opportunity pipeline has grown to over $7 billion, reflecting generational levels of investment underway across the markets we serve, including LNG and NGL infrastructure, power generation, electric grid modernization, data centers, and mining and minerals production. A number of larger, multi-year opportunities within that pipeline have advanced meaningfully, and we anticipate a higher level of award activity as those targets reach final investment decision. Looking ahead, we are focused on driving profitable growth, executing projects safely, on time and on budget, and deploying capital with discipline as we seek to drive long-term value creation for our clients and shareholders.”

FISCAL 2026 FOURTH QUARTER CONSOLIDATED RESULTS

Fiscal 2026 fourth quarter revenue was $244.5 million, compared to $216.4 million in the fourth quarter of fiscal 2025. The increase in revenue for the quarter was attributable to higher revenue in the Storage and Terminal Solutions segment, partially offset by lower revenue in the Process and Industrial Facilities segment.

Gross profit was $19.5 million, or 8.0% of revenue, in the fourth quarter of fiscal 2026 compared to $8.1 million, or 3.8% of revenue, for the fourth quarter of fiscal 2025. The increase in gross margin was due to higher gross margins in the Storage and Terminal Solutions and Utility and Power Infrastructure segments, partially offset by lower gross margins in the Process and Industrial Facility segment.

SG&A expenses were $16.9 million in the fourth quarter of fiscal 2026, compared to $17.6 million for the fourth quarter of fiscal 2025. The decrease in SG&A expenses primarily reflects the reduction of costs associated with the Company's organizational realignment initiatives over the last 12 months partially offset by variable compensation tied to a return to profitable performance.

During the quarter, the Company incurred $3.4 million of restructuring costs and other expenses, which included costs associated with the previously announced leadership transitions, as well as costs associated with actions taken in the fourth quarter to reduce our cost structure by reducing our workforce.

For the fourth quarter of fiscal 2026, the Company had net income of $1.1 million, or $0.04 per share, compared to a net loss of $11.3 million, or $(0.40) per share, in the fourth quarter of fiscal 2025. Adjusted net income for the fourth quarter of fiscal 2026 was $4.6 million, or $0.16 per share, compared to adjusted net loss of $7.8 million, or $(0.28) per share in the fourth quarter of fiscal 2025. Adjusted EBITDA for the fourth quarter of fiscal 2026 was $6.3 million compared to a loss of $4.8 million for the fourth quarter of fiscal 2025.

FISCAL 2026 FOURTH QUARTER SEGMENT RESULTS

Storage and Terminal Solutions segment revenue increased 43% to $137.4 million in the fourth quarter of fiscal 2026 compared to $96.1 million in the fourth quarter of fiscal 2025, due to higher specialty storage activity. Gross margin was 6.4% in the fourth quarter of fiscal 2026, compared to (1.1)% in the fourth quarter of fiscal 2025. In the fourth quarter of fiscal 2025, the Company lowered its recovery expectations on a legacy project completed in fiscal 2021 that was in arbitration which resulted in a $6.4 million decrease to both revenue and gross margin. The matter was fully resolved in fiscal 2026.

Utility and Power Infrastructure segment revenue was $73.5 million in the fourth quarter of fiscal 2026, which was consistent with the prior year period. Gross margin was 12.8% in the fourth quarter of fiscal 2026, compared to 9.1% for the fourth quarter of fiscal 2025, an increase of 3.7% due to strong project execution.

Process and Industrial Facilities segment revenue decreased to $33.6 million in the fourth quarter of fiscal 2026 compared to $47.3 million in the fourth quarter of fiscal 2025, primarily due to lower revenue volumes for refinery work, partially offset by an increase in revenue for a mining project. Gross margin was 2.9% in the fourth quarter of fiscal 2026, compared to 5.9% for the fourth quarter of fiscal 2025, a decrease of 3.0%, primarily due to a mix of work, as well as an increase in under-recovery of overhead costs as a result of lower revenue.

BACKLOG

Total backlog was $953.2 million as of June 30, 2026. Project awards totaled $169.0 million in the fourth quarter of fiscal 2026, resulting in a book-to-bill ratio of 0.7x for the quarter. Project awards during the fourth quarter for fiscal 2026 were driven primarily by activity in the Process and Industrial Facilities segment, including a major mining construction project in the western United States.

The table below summarizes awards, book-to-bill ratios and backlog by segment for the fourth quarter ended June 30, 2026 (amounts are in thousands, except for book-to-bill ratios):

	Three Months Ended		Backlog as of
	June 30, 2026
Segment:	Awards	Book-to-Bill(1)	June 30, 2026
Storage and Terminal Solutions	$31,201	0.2x	$641,159
Utility and Power Infrastructure	29,805	0.4x	145,732
Process and Industrial Facilities	108,036	3.2x	166,287
Total	$169,042	0.7x	$953,178

(1)Calculated by dividing project awards by revenue recognized during the period.

BALANCE SHEET & LIQUIDITY

As of June 30, 2026, Matrix had total liquidity of $283.9 million. Liquidity is comprised of $223.0 million of unrestricted cash and cash equivalents and $60.9 million of borrowing availability under the credit facility. The Company also has $25.0 million of restricted cash to support the credit facility. As of June 30, 2026, the Company had no outstanding debt.

CONFERENCE CALL DETAILS

In conjunction with the earnings release, Matrix Service Company will host a conference call with Shawn P. Payne, President and CEO, Kevin S. Cavanah, Vice President and CFO, and Patrick Roberts, Director, Corporate Development and Investor Relations. The call will take place at 10:30 a.m. (Eastern) / 9:30 a.m. (Central) on Thursday, September 3, 2026.

Investors and other interested parties can access a live audio-visual webcast using this webcast link: https://edge.media-server.com/mmc/p/iaonjazk, or through the Company’s website at www.matrixservicecompany.com on the Investors Relations page under Events & Presentations.

If you would like to dial in to the conference call, please register at https://register-conf.media-server.com/register/BIa70ac1007e5d4738bedd41c695baab7f at least 10 minutes prior to the start time. Upon registration, participants will receive a dial-in number and unique PIN to join the call as well as an e-mail confirmation with the details.

For those unable to participate in the conference call, a replay of the webcast will be available on the Investor Relations page of the Company's website.

The conference call will be recorded and will be available for replay within one hour of completion of the live call and can be accessed following the same link as the live call.
ABOUT MATRIX SERVICE COMPANY

Matrix Service Company (Nasdaq: MTRX) is a leading heavy industrial contractor that engineers, constructs, and maintains critical energy, power, and industrial infrastructure. Our commitment to safety, quality, and integrity has earned the Company a leadership position in providing infrastructure solutions across multiple end markets. Our work is foundational to helping our energy, power, and industrial clients achieve their objectives, positively impact quality of life through the products they provide and improve the efficiency and resilience of their critical infrastructure. We pride ourselves on our commitment to our culture and core values, offering an inclusive and respectful work environment, and being certified as a Great Place To Work®.

The Company maintains its principle executive offices in Houston, Texas with offices located throughout the United States and Canada, as well as Sydney, Australia, and Seoul, South Korea. The Company reports its financial results in three key operating segments: Storage and Terminal Solutions, Utility and Power Infrastructure, and Process and Industrial Facilities.

To learn more about Matrix Service Company, visit matrixservicecompany.com

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate,” “continues,” “expect,” “forecast,” “outlook,” “believe,” “estimate,” “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance, financial guidance, sustained profitable growth and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including the successful implementation of the Company's business improvement plan and the factors discussed in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company's operations and its financial condition. We undertake no obligation to update information contained in this release, except as required by law.

Investors should note that the Company announces material financial information in SEC filings, press releases, presentations and public conference calls. Based on guidance from the SEC, the Company may use the Investors section of its website (www.matrixservicecompany.com) to communicate with investors, and the Company intends to post presentations there, among other things. It is possible that the financial and other information posted there could be deemed to be material information. The information on the Company’s website is not part of, and is not incorporated into, this release.

INVESTOR RELATIONS CONTACT
Patrick Roberts
Matrix Service Company
Director, Corporate Development and Investor Relations
T: 918-359-8249
Email: ir@matrixservicecompany.com

Matrix Service Company
Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended		Fiscal Years Ended
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Revenue	$244,531	$216,377	$873,632	$769,286
Cost of revenue	225,049	208,255	809,680	729,609
Gross profit	19,482	8,122	63,952	39,677
Selling, general and administrative expenses	16,946	17,581	63,607	71,173
Restructuring costs and other	3,427	3,448	9,963	3,572
Operating loss	(891)	(12,907)	(9,618)	(35,068)
Other income (expense):
Interest expense	(107)	(150)	(437)	(518)
Interest income	2,182	1,984	7,717	6,652
Other	47	249	114	(64)
Income (loss) before income tax expense	1,231	(10,824)	(2,224)	(28,998)
Provision for federal, state and foreign income taxes	89	448	356	464
Net income (loss)	$1,142	$(11,272)	$(2,580)	$(29,462)

Basic income (loss) per common share	$0.04	$(0.40)	$(0.09)	$(1.06)
Diluted income (loss) per common share	$0.04	$(0.40)	$(0.09)	$(1.06)
Weighted average common shares outstanding:
Basic	28,392	27,884	28,295	27,769
Diluted	28,524	27,884	28,295	27,769

Matrix Service Company
Consolidated Balance Sheets
(In thousands)

	June 30, 2026	June 30, 2025
Assets
Current assets:
Cash and cash equivalents	$222,966	$224,641
Accounts receivable, net of allowance for credit losses	171,955	154,994
Costs and estimated earnings in excess of billings on uncompleted contracts	29,231	29,764
Inventories	6,190	5,917
Income taxes receivable	82	110
Prepaid expenses and other current assets	4,278	4,347
Assets held for sale	948	—
Total current assets	435,650	419,773
Restricted cash	25,000	25,000
Property, plant and equipment, net	36,261	42,097
Operating lease right-of-use assets	14,849	17,827
Goodwill	28,878	29,047
Other intangible assets, net of accumulated amortization	—	555
Other assets, non-current	61,967	65,957
Total assets	$602,605	$600,256

Matrix Service Company
Consolidated Balance Sheets (continued)
(In thousands, except share data)

	June 30, 2026	June 30, 2025
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$108,722	$80,453
Billings on uncompleted contracts in excess of costs and estimated earnings	299,947	323,593
Accrued wages and benefits	19,158	18,961
Accrued insurance	4,447	5,310
Operating lease liabilities	4,363	4,441
Other accrued expenses	5,779	3,617
Total current liabilities	442,416	436,375
Deferred income taxes	22	25
Operating lease liabilities	15,094	16,986
Other liabilities, non-current	3,218	4,154
Total liabilities	460,750	457,540
Stockholders’ equity:
Common stock—0.01 par value; 60,000,000 shares authorized; 28,133,850 shares issued and outstanding as of June 30, 2026; 27,888,217 shares issued and 27,610,486 shares outstanding as of June 30, 2025, respectively	281	279
Additional paid-in capital	150,483	149,969
Retained earnings	1,899	4,479
Accumulated other comprehensive loss	(10,808)	(9,403)
Treasury stock, at cost; 0 and 277,731 shares as of June 30, 2026 and June 30, 2025;	—	(2,608)
Total stockholders' equity	141,855	142,716
Total liabilities and stockholders’ equity	$602,605	$600,256

Matrix Service Company
Condensed Consolidated Statements of Cash Flows

(In thousands)

	Three Months Ended		Fiscal Years Ended
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025

Operating activities:
Net income (loss)	$1,142	$(11,272)	$(2,580)	$(29,462)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation and amortization	1,936	2,474	8,640	10,012
Stock-based compensation expense	1,669	2,150	7,145	8,904
Operating lease impairment due to restructuring	520	—	2,935	—
Loss (gain) on disposal of property, plant and equipment	(149)	130	(606)	8
Other	(90)	126	146	234
Changes in operating assets and liabilities increasing (decreasing) cash:
Accounts receivable, net of allowance for credit losses	4,746	40,006	(11,296)	(48,796)
Costs and estimated earnings in excess of billings on uncompleted contracts	(4,314)	8,803	533	4,129
Inventories	(181)	472	(273)	2,922
Other assets and liabilities	2,913	2,811	(2,398)	(2,309)
Accounts payable	18,595	1,859	27,747	14,814
Billings on uncompleted contracts in excess of costs and estimated earnings	(40,757)	(9,064)	(23,646)	152,285
Accrued expenses	5,160	2,213	560	4,730
Net cash provided (used) by operating activities	(8,810)	40,708	6,907	117,471
Investing activities:
Capital expenditures	(1,379)	(2,260)	(5,483)	(7,685)
Proceeds from sale of property, plant and equipment	459	3	1,942	240
Net cash used by investing activities	(920)	(2,257)	(3,541)	(7,445)
Financing activities:
Payment of debt amendment fees	—	—	(149)	—
Proceeds from issuance of common stock under employee stock purchase plan	58	46	202	195
Payments related to tax withholding for stock-based compensation	—	—	(4,223)	(1,235)
Net cash provided (used) by financing activities	58	46	(4,170)	(1,040)
Effect of exchange rate changes on cash	(383)	603	(871)	40
Net increase (decrease) in cash and cash equivalents	(10,055)	39,100	(1,675)	109,026
Cash, cash equivalents and restricted cash, beginning of period	258,021	210,541	249,641	140,615
Cash, cash equivalents and restricted cash, end of period	$247,966	$249,641	$247,966	$249,641
Supplemental disclosure of cash flow information:
Cash paid during the period for:
Income taxes	$218	$289	$312	$328
Interest	$78	$79	$378	$395

Matrix Service Company
Results of Operations

(In thousands)

	Storage and Terminal Solutions	Utility and Power Infrastructure	Process and Industrial Facilities	Corporate	Total
	Three Months Ended June 30, 2026
Total revenues (1)	$137,364	$73,520	$33,647	$—	$244,531
Cost of revenue	(128,516)	(64,102)	(32,667)	236	(225,049)
Gross profit	8,848	9,418	980	236	19,482
Selling, general and administrative expenses	5,808	2,096	1,683	7,359	16,946
Restructuring costs and other	767	279	149	2,232	3,427
Operating income (loss)	$2,273	$7,043	$(852)	$(9,355)	$(891)
(1) Total revenues are net of inter-segment revenues which are primarily Storage and Terminal Solutions and were $0.8 million for the three months ended June 30, 2026.
	Storage and Terminal Solutions	Utility and Power Infrastructure	Process and Industrial Facilities	Corporate	Total
	Three Months Ended June 30, 2025
Total revenue (1)	$96,091	$73,027	$47,259	$—	$216,377
Cost of revenue	(97,136)	(66,365)	(44,475)	(279)	(208,255)
Gross profit (loss)	(1,045)	6,662	2,784	(279)	8,122
Selling, general and administrative expenses	6,058	2,290	2,708	6,525	17,581
Restructuring costs and other	323	594	138	2,393	3,448
Operating income (loss)	$(7,426)	$3,778	$(62)	$(9,197)	$(12,907)
(1) Total revenues are net of inter-segment revenues which are primarily Process and Industrial Facilities and were $0.2 million for the three months ended June 30, 2025.

	Storage and Terminal Solutions	Utility and Power Infrastructure	Process and Industrial Facilities	Corporate	Total
	Fiscal Year Ended June 30, 2026
Total revenue (1)	$458,296	$283,390	$131,946	$—	$873,632
Cost of revenue	(430,425)	(251,798)	(127,431)	(26)	(809,680)
Gross profit	27,871	31,592	4,515	(26)	63,952
Selling, general and administrative expenses	22,091	9,389	6,066	26,061	63,607
Restructuring costs and other	2,649	1,855	1,019	4,440	9,963
Operating income (loss)	$3,131	$20,348	$(2,570)	$(30,527)	$(9,618)
(1) Total revenues are net of inter-segment revenues which are primarily Storage and Terminal Solutions and were $3.1 million for the year ended June 30, 2026.
	Storage and Terminal Solutions	Utility and Power Infrastructure	Process and Industrial Facilities	Corporate	Total
	Fiscal Year Ended June 30, 2025
Total revenue (1)	$365,891	$248,691	$154,704	$—	$769,286
Cost of revenue	(351,236)	(231,776)	(145,794)	(803)	(729,609)
Gross profit (loss)	14,655	16,915	8,910	(803)	39,677
Selling, general and administrative expenses	23,538	12,363	8,293	26,979	71,173
Restructuring costs and other	323	718	138	2,393	3,572
Operating income (loss)	$(9,206)	$3,834	$479	$(30,175)	$(35,068)
(1) Total revenues are net of inter-segment revenues which are primarily Process and Industrial Facilities and were $2.1 million for the year ended June 30, 2025.

Backlog

Matrix defines backlog as the total dollar amount of revenue that the Company expects to recognize as a result of performing work that has been awarded to the Company through a signed contract, limited notice to proceed or other type of assurance that the Company considers firm. The following arrangements are considered firm:
•fixed-price awards;
•minimum customer commitments on cost plus arrangements; and
•certain time and material arrangements in which the estimated value is firm or can be estimated with a reasonable amount of certainty in both timing and amounts.
For long-term maintenance contracts with no minimum commitments and other established customer agreements, the Company includes only the amounts that it expects to recognize as revenue over the next 12 months. For arrangements in which it has received a limited notice to proceed, the Company includes the entire scope of work in its backlog if it concludes that the likelihood of the full project proceeding has a high probability. For all other arrangements, Matrix calculates backlog as the estimated contract amount less revenue recognized as of the reporting date.
Three Months Ended June 30, 2026

	Storage and Terminal Solutions	Utility and Power Infrastructure	Process and Industrial Facilities	Total
	(In thousands)
Backlog as of March 31, 2026	$747,322	$189,447	$91,898	$1,028,667
Project awards	31,201	29,805	108,036	169,042
Revenue recognized	(137,364)	(73,520)	(33,647)	(244,531)
Backlog as of June 30, 2026	$641,159	$145,732	$166,287	$953,178
Book-to-Bill Ratio(1)	0.2x	0.4x	3.2x	0.7x
(1)Calculated by dividing project awards by revenue recognized.

Fiscal Year Ended June 30, 2026

	Storage and Terminal Solutions	Utility and Power Infrastructure	Process and Industrial Facilities	Total
	(In thousands)
Backlog as of June 30, 2025	$770,095	$346,384	$265,629	$1,382,108
Project awards	329,360	126,977	185,324	641,661
Other adjustment(2)	—	(44,239)	(152,720)	(196,959)
Revenue recognized	(458,296)	(283,390)	(131,946)	(873,632)
Backlog as of June 30, 2026	$641,159	$145,732	$166,287	$953,178
Book-to-Bill Ratio(1)	0.7x	0.4x	1.4x	0.7x
(1)Calculated by dividing project awards by revenue recognized.
(2)Previous project awards removed from backlog.

Non-GAAP Financial Measures
Adjusted Net Income (Loss)

Matrix has presented Adjusted net income (loss), which the Company defines as Net income (loss) before Restructuring costs and other expenses, and the tax impact of this adjustment, because the Company believes it better depicts its core operating results. The Company believes that the line item on our Consolidated Statements of Income entitled “Net income (loss)” is the most directly comparable GAAP measure to Adjusted net income (loss). Since Adjusted net income (loss) is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, Net income (loss) as an indicator of operating performance. Adjusted net income (loss), as Matrix calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure is not a measure of our ability to fund the Company's cash needs. As Adjusted net income (loss) excludes certain financial information compared with Net income (loss), the most directly comparable GAAP financial measure, users of this financial information should consider the type of events and transactions that are excluded. The Company's non-GAAP performance measure, Adjusted net income (loss), has certain material limitations as follows:
•It does not include restructuring costs and other expenses. Restructuring costs represent material costs that were incurred and are oftentimes cash expenses. Therefore, any measure that excludes restructuring costs has material limitations.
A reconciliation of Net income (loss) to Adjusted net income (loss) follows:

Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss)
(In thousands, except per share data)

	Three Months Ended		Fiscal Years Ended
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Net income (loss), as reported	$1,142	$(11,272)	$(2,580)	$(29,462)
Restructuring costs and other	3,427	3,448	9,963	3,572
Tax impact of adjustments and other net tax items(1)	—	—	—	—
Adjusted net income (loss)	$4,569	$(7,824)	$7,383	$(25,890)

Income (loss) per fully diluted share, as reported	$0.04	$(0.40)	$(0.09)	$(1.06)
Adjusted income (loss) per fully diluted share	$0.16	$(0.28)	$0.26	$(0.93)

(1)Represents the tax impact of the adjustments to Net loss, calculated using the applicable effective tax rate of the adjustment. Due to the existence of valuation allowances on our deferred tax assets and net operating losses, there was no tax impact of any of the adjustments in any period presented.

Adjusted EBITDA
Matrix has presented Adjusted EBITDA, which the Company defines as net loss before gain on sale of assets, stock-based compensation, interest expense, interest income, income taxes, and depreciation and amortization, because it is used by the financial community as a method of measuring the Company's performance and of evaluating the market value of companies considered to be in similar businesses. Matrix believes that the line item on our Consolidated Statements of Income entitled “Net loss” is the most directly comparable GAAP measure to Adjusted EBITDA. Since Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance. Adjusted EBITDA, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure is not a measure of our ability to fund the Company's cash needs. As Adjusted EBITDA excludes certain financial information compared with net loss, the most directly comparable GAAP financial measure, users of this financial information should consider the type of events and transactions that are excluded. Our non-GAAP performance measure, Adjusted EBITDA, has certain material limitations as follows:

•It does not include interest expense. Because the Company may borrow money to finance our operations and to acquire businesses, has paid commitment fees to maintain the Company's senior secured revolving credit facility, and has incurred fees to issue letters of credit under the senior secured revolving credit facility, interest expense is a necessary and ongoing part of the Company's costs and has assisted the Company in generating revenue. Therefore, any measure that excludes interest expense has material limitations.

•It does not include interest income. Because the Company has cash invested in certain investment accounts and has earned interest income on these investments, any measure that excludes interest income has material limitations.

•It does not include income taxes. Because the payment of income taxes is a necessary and ongoing part of the Company's operations, any measure that excludes income taxes has material limitations.

•It does not include depreciation or amortization expense. Because Matrix uses capital and intangible assets to generate revenue, depreciation and amortization expense is a necessary element of the Company's cost structure. Therefore, any measure that excludes depreciation or amortization expense has material limitations.

•It does not include restructuring costs. Restructuring costs represent material costs that were incurred and are oftentimes cash expenses. Therefore, any measure that excludes restructuring costs has material limitations.

•It does not include equity-settled stock-based compensation expense. Stock-based compensation represents material amounts of equity that are awarded to the Company's employees and directors for services rendered. While the expense is non-cash, the Company has historically released vested shares out of treasury stock, which has been replenished by using cash to periodically repurchase our stock. Therefore, any measure that excludes stock-based compensation has material limitations.

A reconciliation of Net loss to Adjusted EBITDA follows:
Reconciliation of Net Loss to Adjusted EBITDA
(In thousands)

	Three Months Ended		Fiscal Years Ended
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Net income (loss)	$1,142	$(11,272)	$(2,580)	$(29,462)
Interest expense	107	150	437	518
Interest income	(2,182)	(1,984)	(7,717)	(6,652)
Provision for federal, state and foreign income taxes	89	448	356	464
Depreciation and amortization	1,936	2,474	8,640	10,012
Restructuring costs and other(2)	3,512	3,217	9,748	3,341
Stock-based compensation(1)	1,669	2,150	7,145	8,904
Adjusted EBITDA	$6,273	$(4,817)	$16,029	$(12,875)

(1)Represents only the equity-settled portion of our stock-based compensation expense.
(2)Restructuring costs excludes equity-settled stock-based compensation expense incurred in conjunction with employee terminations.